From the President

April 29, 2013

TO: All Members

SUBJECT: First Quarter Financial Results, Excess Capital Stock Repurchase and Dividend Payment

I am pleased to advise you of the following announcements in the attached news release:

•	Net income of $28.6 million for the first quarter of 2013, compared to $21.8 million in the first quarter of 2012

•	Eleventh consecutive quarterly partial repurchase of excess capital stock

•	LIBOR-based dividend of 0.29 percent annualized, representing the sixth consecutive quarterly dividend paid

Please see the news release for additional details on our unaudited financial results for first quarter.

Excess Capital Stock Repurchase
The Bank will repurchase $400 million in excess capital stock tomorrow, April 30. The amount of excess capital stock to be repurchased from any one member will be the lesser of a uniform “repurchase percentage” applied to each member’s total capital stock or the member’s amount of excess capital stock. Using member capital stock amounts from close of business today, we will calculate the repurchase percentage and the amount of excess capital stock. Your capital stock repurchase amount will be credited to your demand deposit account (DDA) tomorrow, Tuesday, April 30.

Dividend Payment
The dividend will be calculated on stockholders’ average capital stock held during the period January 1 to March 31, 2013, and will also be credited to members’ DDAs tomorrow, April 30. Please note that the dividend, which continues to be based on average three-month LIBOR, can increase or decrease as LIBOR moves up or down. The annualized percentage for first quarter is 0.29 percent, based upon average LIBOR for the three-month period.

We will continue to monitor the condition of our private-label mortgage-backed securities portfolio, our overall financial performance and retained earnings position, our market value to capital stock ratio, developments in mortgage and credit markets and other relevant information as the basis for determining the status of excess capital stock repurchases or dividends in future quarters.

As a reminder, our quarterly conference call is scheduled for Friday, May 3, at 9:30 a.m. If you have yet to register, you may do so by clicking here. Should you have questions regarding these announcements, please contact your relationship manager or me directly.

Sincerely,

Winthrop Watson
President and Chief Executive Officer